Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Omnibus Stock and Performance Incentive Plan of Phillips 66, Phillips 66 U.K. Share Incentive Plan and Phillips 66 Ireland Share Participation Plan of our reports dated February 22, 2013, with respect to the consolidated financial statements and schedule of Phillips 66 and the effectiveness of internal control over financial reporting of Phillips 66 included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
May 13, 2013